Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 29, 2008	OTCBB: INMG

Integrated Management Information (IMI Global) Reports Profitable Second Quarter and Strong Revenue Growth

Selected Highlights:

•	Transition to profitability with $42,700 in net income in Q2
•	Q2 revenue up 53% to $808,200 from $530,000
•	Highest revenue quarter in Company’s history
•	Six-month revenue up 53% to $1,533,300 from $1,001,300
•	USVerified™ solutions revenue up 84% in Q2
•	IMI signs long term marketing agreement with Vance Publishing
•	Born & Raised in the USA® uniquely solves the COOL issue for retailers

CASTLE ROCK, Colo. – Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced it transitioned to profitability in the second quarter on the strength of strong revenue growth and a stable expense base.

“We are very pleased to report our first profitable quarter as a public company,” said John Saunders, president and CEO.  “Employees at all levels of our organization have worked very hard to create a culture of profitable growth, and our second quarter performance validates our strategy of focusing on driving consistent top-line growth while maintaining a lean operating environment.  As always, our USVerified™ verification and identification solutions led the way, both in terms of revenue growth and profit contribution.  With our new long-term strategic marketing agreement with Vance Publishing, we are now more focused than ever on expanding our USVerified and Born & Raised in the USA® offerings and increasing our marketing efforts to support continued growth.”

The Company reported net income of $42,700, or less than one cent per basic and diluted share, in the second quarter ended June 30, 2008, compared with a net loss of $209,600, or $0.01 per basic and diluted share, in the same quarter last year.  It was IMI Global’s first profitable quarter as a public company – the result of significantly higher revenue combined with a stable cost structure.

Revenue in the second quarter increased 53% to $808,200 from $530,000 in the second quarter a year ago.  Demand for the Company’s USVerified solutions remained strong in the period, resulting in a 84% increase in revenue in that category – to $611,500, or 76% of total revenue, from $333,000 in the second quarter last year.  The Company continued to add new customers for its third party food verification services during the second quarter and believes prospects for continued growth are good in light of the reopening of key export markets, the impending deadline for Country of Origin Labeling (COOL) in September of 2008, and growing consumer sentiment to better understand where food comes from.

Subsequent to the end of the second quarter the Company entered into a long-term marketing and support agreement with Vance Publishing in which IMI Global sold three of its online assets – CattleNetwork.com, CattleStore.com and AgNetwork.  Vance Publishing is a leader in agriculture-related magazine publications, web offerings and newsletters, including Drover’s, Pork, Bovine Veterinarian, and Dairy Herd Management.  While the now-divested online businesses contributed approximately $197,000, or 24% of total revenue in the second quarter, these assets are much better utilized by Vance and their divestiture will allow IMI Global to sharpen its focus on its core solutions and a lean operating environment.  Additionally, the transaction enables IMI Global to significantly strengthen its balance sheet, improve its working capital balance, and collaborate with the industry leader, Vance Publishing, on an aggressive advertising and promotion program in support of IMI Global’s USVerified and Born & Raised in the USA® solution offerings.  The Born & Raised in the USA labeling solution, marketed exclusively by IMI Global, gives meat retailers a proven, streamlined third-party verification program to comply with the country of origin labeling (COOL) mandate under the 2002 Farm Bill, set to go into effect in the Fall of 2008.

Saunders added, “This new partnership has been structured to leverage the respective strengths of Vance Publishing and IMI Global, and we are very excited about our prospects for success.  In addition to more effectively delivering the IMI Global message to a broader potential customer base in our traditional livestock markets, we have enhanced our ability to reach out to new food sectors, including fruits and vegetables, where Vance also has a strong presence.  We couldn’t be more excited about the future.”

The Company’s strong second quarter performance contributed to a $518,000 positive swing on the bottom line through six months.  Net loss for the year-to-date period was just $18,000, or less than one cent per basic and diluted share, compared with a net loss of $500,200, or $0.03 per basic and diluted share, in the six-month period ended June 30, 2007.

Revenue through six months increased 53% to $1,533,300 from $1,001,300 in the same period a year ago.  Again, the key driver was the Company’s fast-growing verification solutions offerings.  The Company’s e-commerce solutions, a new revenue stream in 2008, contributed revenue of $45,250 year-to-date.

Conference Call

IMI Global will conduct a conference call and Webcast today at 9:30 a.m. Mountain Time (11:30 a.m. Eastern Time).  Dial 800-257-6566 for domestic toll free or 303-262-2191 for local and international.  The conference ID is 11117695.  A telephone replay will be available through August 13, 2008, at 800-405-2236 or 303-590-3000, passcode 111117695#.

To access a live Webcast of the call, please visit IMI Global’s website at www.imiglobal.com and click the Webcast link. A replay of the Webcast will be available at that website through August 29, 2008.

About IMI Global

Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry.  Go to www.IMIGlobal.com for additional information.  IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs.  Additional IMI web sites include www.USVerified.com, www.MyEquineNetwork.com, and www.AgTraderIndex.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about growth, profitability, potential, leadership, the impact and efficacy of the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results for the three and twelve-month periods are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Integrated Management Information, Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$808,168	$529,952	$1,533,343	$1,001,267
Costs of revenue	377,882	215,046	729,297	413,761
Gross profit	430,286	314,906	804,046	587,506
Selling, general and administrative expenses	374,333	517,808	796,900	1,075,660
Income (loss) from operations	55,953	(202,902)	7,146	(488,154)
Other expense (income):
Interest expense	13,334	7,740	26,222	14,863
Other income, net	(115)	(1,085)	(1,260)	(2,779)
Income (loss) before income taxes	42,734	(209,557)	(17,816)	(500,238)
Income taxes	—	—	—	—
Net income (loss)	$42,734	$(209,557)	$(17,816)	$(500,238)
Net income (loss) per share, basic and diluted	$0.00	$(0.01)	$(0.00)	$(0.03)
Weighted average shares outstanding, basic and diluted	19,984,506	19,328,839	19,988,797	19,189,950

Integrated Management Information, Inc.

Balance Sheets

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$63,859	$170,882
Accounts receivable, net	404,739	193,737
Inventories	15,062	18,759
Prepaid expenses and other current assets	19,961	43,495
Total current assets	503,621	426,873
Property and equipment, net	71,377	54,134
Goodwill	418,208	418,208
Intangible assets, net	21,113	28,395
Total assets	$1,014,319	$927,610

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$319,140	$259,103
Accrued expenses and other current liabilities	64,655	40,406
Deferred revenues	—	5,750
Short-term debt and current portion of notes payable	444,000	420,000
Total current liabilities	827,795	725,259
Notes payable and other long-term debt	300,000	300,000
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	28,246	28,246
Additional paid-in capital	4,709,396	4,705,679
Treasury stock	(1,486,728)	(1,485,000)
Accumulated deficit	(3,364,390)	(3,346,574)
Total stockholders’ equity	(113,476)	(97,649)
Total liabilities and stockholders’ deficit	$1,014,319	$927,610